Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Event Date/Time: Dec. 08. 2009 / 9:30AM CT

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Irene Nattel

RBC Capital Markets - Analyst

Kelly Bain

Banc of America - Analyst

Ben Brownlow

Morgan Keegan & Co. - Analyst

Anthony Lebiedzinski

Sidoti & Co. - Analyst

Megan O’Hara

BMO Capital Markets - Analyst

Alex Bisson

Northcoast Research - Analyst

Michael Smith

Kansas City Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the second quarter 2010 Casey’s General Stores earnings conference call. My name is Eric and I’ll be your audio coordinator for today. At the time, all participants are in listen-only mode. We will facilitate a question-and-answer session at the end of the presentation.

(Operator Instructions). I would now like to turn the presentation over to your host, Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper - Casey’s General Stores - CFO

Good morning. Thank you for joining us to discuss Casey’s results for the second quarter and fiscal 2010, ended October 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here. I hope all of you have had an opportunity to see the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and in the 2009 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

I’ll take a few minutes to summarize the quarter, then open for questions. As you’ve already seen, basic earnings per share rose over 22% to $0.66 compared to $0.54 a year ago. For the six months, earnings were $1.53 per share compared to $1.11 a year ago.

Earnings in the quarter were driven by higher than normal gasoline margins and margin expansion inside the store. The strong gasoline margin environment continued in the second quarter, resulting in the margin of $0.143 per gallon, compared to $0.137 last year at the same period. This marks the ninth quarter out of the last 10 where we’ve experienced a gas margin over $0.12 per gallon. At the six-month mark, our margin was $0.15 per gallon.

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Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Total gallons sold for the quarter were up 2% to 323.7 million compared to 317.3 million a year ago. Year-to-date total gallons sold were up 3.8% to nearly 660 million while same-store sales at the six-month mark were up 1.2%. Same-store gallons in the quarter were effected by a decreased customer count in the latter part of the quarter due to unusually cold and rainy conditions. As a result, same-store gallons were down 27%.

For the quarter, gasoline gross profit was up 6% to $46.1 million. Same-store gallons are trending down in November, due primarily to higher retail prices year-over-year. The average retail price in November last year was $1.68 per gallon compared to around $2.45 today. However, the favorable gasoline margin continued into November.

The grocery and general merchandise category is performing well. Total sales in the second quarter were up over 4% to $276.1 million with an average margin of 34.1%, up over 20 basis points from the prior year. The margin expansion primarily comes from the cigarette area as a result of an increased tax contribution that rose to over 73% compared to approximately 67% in the second quarter a year ago. Same-store sales in the quarter were up 1.9%, while gross profit rose 4.7% to $94.1 million. Year-to-date, same-store sales were up 4.1% with average margin up 34.2%, ahead of our annual goal.

Weather during the quarter held back sales, especially in the beer and beverage area. We also saw a shift in more mid tier brands in these areas. Same-store sales are improving in November, as weather patterns return to more normalized levels.

The repaired food and fountain category continued its strong performance. Total sales in the quarter were up nearly 8% to $94.9 million. Same-store sales in the quarter are up 3.4% with the average margin of 64.6%, up 400 basis points from the same time last year. This is primarily due to a lower cost of cheese in other products, as well as an increased contribution in the fountain area as we continue to expand our fountain and coffee offerings.

The average cost of cheese this quarter was $1.68 compared to $2.10 a year ago. Year-to-date same-store sales were up 5% with an average margin of 64.2%, significantly ahead of our annual goal. These are outstanding numbers in light of the difficult comparisons from last year and poor weather mentioned previously. Similar to the grocery and other merchandise category, same-store sales in November are improving.

At the six-month mark, operating expenses are up 1.3%. For the quarter, operating expenses were up 2.8%, primarily due to moderate increases in wages, insurance and utilities, which we were able to offset with some increases — decreases with the 30% drop in fuel expenses and a 6.4% drop in credit card fees. These two combined were down about $2 million in the second quarter.

The average retail price of gasoline this quarter was approximately $2.41 compared to $3.25 a year ago. During this time, we also experienced an increase in credit card transactions. 55% of all sales transacted in the quarter were done on credit cards compared to 51% the same period a year ago.

Our balance sheet continues to be strong. At the end of the quarter, cash and cash equivalents were $178 million and shareholders equity rose to $792.6 million, up over $71 million from the end of the fiscal year. We continue to pay down debt. Long-term debt net of current maturities was down about $10 million to $157.9 million. At the end of the quarter, our average long-term debt including the current portion, the average total capital ratio was about 20%.

On the income statement, total revenue in the quarter was down about 17% to $1.2 billion. Year-to-date total revenue was down 20.8%, primarily due to a 32.3% decrease in the retail price of gasoline. The effective tax rate was up from a year ago due to the lower than estimated tax credits in the quarter. The number of basic shares outstanding in the quarter was 50,899,179 and the diluted share count was 51,054,286. We generated $129 million of cash flow from operations and capital expenditures rose to $75.2 million due to increased store growth and construction activity from a year ago.

We anticipate this to increase in future quarters, as we accelerate new store openings and continue to work on additional acquisition opportunities. This quarter, we opened two new store constructions and completed four acquisitions. Year-to-date, we have opened seven new stores and completed four acquisitions. We anticipate building approximately 20 new stores and replacing 20 stores by the end of the fiscal year. At the mid year point, we have replaced 12 locations.

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Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

The acquisition environment has been more active recently. We have signed asset purchase agreements for an additional 16 locations that we are scheduled to close on by the end of the calendar year. We remain optimistic about long-term acquisition opportunities. Our store count at the end of this quarter was 1488 corporate stores. That completes my review for the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of I Irene Nattel RBC CM. Please proceed.

Irene Nattel - RBC Capital Markets - Analyst

Thanks. Good morning, everyone. You mentioned consumer trade-down within the context of the merchandise category. And I was wondering if you could talk to that a little bit more and also whether you’re seeing more consumer purchasing on promotion in the food and fountain segment as well.

Bill Walljasper - Casey’s General Stores - CFO

A couple of areas specifically in the grocery and general merchandise where we’re seeing a little bit of a trade-down phenomenon. First of all, in the beer category, we are seeing a shift and have been seeing a shift in the last probably four to five months, going from the premium brands of beer to the popular budget brands of beer. Obviously when that happens, that does put a little bit of pressure on same-store sales because of the lower range. But also in the cigarette category, you have been — you’re seeing a shift down to the mid tier, lower tier brand of cigarettes. Again, a little bit of pressure there.

The other thing I didn’t mention, Irene, in the grocery and general merchandise category, I know we talked about this in the first quarter conference call, was a little bit of deflation pressure. We’re still experiencing that, specifically in the milk area, as that particular commodity seems to be very low relative to a year ago. To put that in perspective, that’s tracking about a $400,000 decrease on a monthly basis. When you roll that up into a quarter that would probably impact about 0.5% of total grocery merchandise same-store numbers. Again, just a couple of things here and there that’s pulling back that same-store number in addition to the weather that we mentioned.

Now, with respect to the second part of your question, I’m not seeing necessarily people are buying more on promotion. Actually even though the customer count on a same-store basis was down in the quarter, we are seeing an increased basket range. It’s not as if our customers are choosing to purchase less product when they come in, it’s just a point they are coming come in less frequently during that period of time. We believe that certainly was impacted in part at least by the poor weather conditions that we experienced relative to a year ago.

Irene Nattel - RBC Capital Markets - Analyst

Okay. That’s great. And so just to clarify, Bill, the basket count or the item count per basket, would that also be stable to slightly up in grocery?

Bill Walljasper - Casey’s General Stores - CFO

Yes. Correct.

Irene Nattel - RBC Capital Markets - Analyst

Okay. That’s great. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You’re welcome.

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Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Operator

Your next question comes from the line of Robbie Ohmes with Banc of America. Please proceed.

Kelly Bain - Banc of America - Analyst

Hi. This is [Kelly Bain] actually in for Robbie. I was wondering if you could talk about your outlook for cheese costs, now that the hedge has rolled off.

Bill Walljasper - Casey’s General Stores - CFO

Absolutely. Great question, Kelly. The cheese costs, as you know, we were locking in at $1.68 through the end of October. Currently, we’re buying on the spot market, which is roughly about a week out every time we purchase. That right now, on an all-in cost is about $1.95 all in. To put it in comparison, last year in the third quarter we were asking about $1.80 per pound.

Kelly Bain - Banc of America - Analyst

And is there any appetite to look at any more hedging there? Or —

Bill Walljasper - Casey’s General Stores - CFO

Oh, Kelly, we always look at that opportunity. We look at it on a very regular basis. We think the environment is ripe for opportunity coming forward here. We’re going to continue to buy on the spot market. The futures are still relatively high, tracking about $2.10 roughly.

We think there’s an opportunity based on the indicators that we’re looking at internally, as well as with some assistance from third parties. We do believe that there’s opportunities for a downward movement in that area. We’ll keep a close eye on that, as we always do.

Kelly Bain - Banc of America - Analyst

Okay. That’s helpful. If I can ask one more, I’m wondering just trading down that you’re talking about, does that change in any way — the way you look at merchandise in the store, adding lower price points or less premium offerings?

Bill Walljasper - Casey’s General Stores - CFO

Absolutely. We’ll certainly look at shelf space allocation for some of the lower tier or mid tier brands of products that we see trending more favorably. Part of the reason certainly in our new stores, we went from nine cooler doors to 14 cooler doors, certainly gives us the opportunity to be very flexible to accommodate those customer trends in the cooler area. Certainly we have been accommodating those trends in the cigarette area probably for the last couple of years as we see a shift to more generic-type brands of cigarettes. Absolutely, we make those adjustments.

Kelly Bain - Banc of America - Analyst

Okay. Thanks so much.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Kelly.

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Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Operator

Your next question comes from the line of Ben Brownlow with Morgan Keegan. Please proceed.

Ben Brownlow - Morgan Keegan & Co. - Analyst

Hey, good morning. Congratulations.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Ben.

Ben Brownlow - Morgan Keegan & Co. - Analyst

There’s been a lot of questions on the consumer trend and that trade-down. Could you a little bit more talk about — you talked about over the past four or five months how you have really seen that trend accelerate or — can you talk a little bit — is that trend continuing to accelerate or is it moderating?

Bill Walljasper - Casey’s General Stores - CFO

I wouldn’t say that’s accelerating, Ben. I think it’s been relatively — on a status quo downward over the last — stable plateau over the last four or five months. I don’t see that necessarily accelerating at this point.

Ben Brownlow - Morgan Keegan & Co. - Analyst

Okay. And then one other question. On the operating expenses, do you have the dollar amounts in front of you on the insurance and the utilities?

Bill Walljasper - Casey’s General Stores - CFO

For the third quarter or year-to-date, Ben?

Ben Brownlow - Morgan Keegan & Co. - Analyst

For the quarter.

Bill Walljasper - Casey’s General Stores - CFO

For the quarter, the total number — the utility number was $20.3 million. That was up about — a little over 7% for the same period a year ago. And you asked about the insurance?

Ben Brownlow - Morgan Keegan & Co. - Analyst

Mm-hmm.

Bill Walljasper - Casey’s General Stores - CFO

That was at $16.6 million. That actually was up about 20% [from] the second quarter year ago. We had a little bit of claims activity on the workers’ compensation side, the insurance.

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Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Ben Brownlow - Morgan Keegan & Co. - Analyst

Great. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

Your next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Good morning. I was just wondering if there was any way you guys could quantify perhaps how much of an impact do you think the bad weather was on your business for the quarter.

Bill Walljasper - Casey’s General Stores - CFO

That’s a great question. It’s a little more challenging, however, to try to quantify that, simply because there’s a number of things going on, as we alluded to with the deflation, a trade-down phenomenon and some of those things. I can tell you this, and then I’ll take the month of October specifically. Our customer count was down probably the most it’s been in the last three years in that particular month.

It was trading significantly better than that prior to that. It happened to be one of the coldest and wettest Octobers on record in our area. Consequently, when I look at the basket ring — basket ring, however, was up during that same time period. That’s what we’re seeing right now. It’s a little bit harder to quantify. Unfortunately, I won’t be able to give you any specific color on that one, Anthony.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. That’s fair. And also, I was just wondering, how many stores now have the expanded coffee and fountain offerings and how does that compare to last year?

Bill Walljasper - Casey’s General Stores - CFO

On the ten-head fountain offering, we have about 750 locations that have that. As we talked in the last conference call, we’re looking to continue to roll that out. We think there’s applicability for the majority of our stores to have a ten-head fountain machine. Really the constraint really is counter space. We continue to roll that out at about in the neighborhood of 50 to 70 per quarter.

We’re evaluating looking to expand that and see if it makes sense, or try to accelerate that. Certainly, that’s going to be an endeavor going forward. Now, that compared to last year, Anthony, we were about half of that in the second quarter a year ago.

Now, with the coffee offerings — the expanded coffee offerings, we’re about 120 locations that have expanded coffee offerings. And the same type, probably half of that we had a year ago. Certainly we’re accelerating that and that’s certainly contributing to some of that margin enhancement we talked about in the prepared food category.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. And my last question is, in the quarter you [did] certainly benefit from lower cheese cost. And I think there were some other commodities that you saw lower prices or benefits from — maybe just discuss that. Thanks.

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Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

Yes. I’ll talk in some other areas. It’s not just commodities, but it’s also supply costs as well. Give you an example of some of the things we saw, or at least we benefited from Q2 over Q2. Coffee was down slightly Q2 over Q2. Doughnut oil was down. Pizza boxes was down. Flour was down. All of those product costs were down during the quarter.

Now, some of those have started to tick up a little bit here as we head into the third quarter, so certainly we’ll keep our eye on that. But certainly with the rollout and continued rollout of the coffee fountain offerings, certainly we should benefit from that in the third quarter margin.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You bet, Anthony.

Operator

The next question comes from the line of [Megan O’Hara] with BMO. Please proceed.

Megan O’Hara - BMO Capital Markets - Analyst

Yes. Hi. Just a couple questions. Going back to the traffic questions, can you specifically break out of traffic [versus vested] in the quarter and also what you’re seeing for the third quarter to-date?

Bill Walljasper - Casey’s General Stores - CFO

The traffic first basket might be a little more challenging. I can tell you that — you are talking about in the second or the third quarter, Megan?

Megan O’Hara - BMO Capital Markets - Analyst

Both, if possible.

Bill Walljasper - Casey’s General Stores - CFO

Yes. I can tell you the second quarter, the traffic count was negative obviously in the quarter. And it became increasingly more negative in October, as I mentioned for the reasons previously. The basket count during that same time period, however, accelerated throughout the quarter. That’s probably about as much color as I can give to you in that area.

As far as when we head into the third quarter, I can tell you the same-store customer count is trending positive in November, and also as we head into December. I gave you a little bit of color as far as the same-store sales by category as well. They are improving relative to what they obviously were in October, but certainly grocery and general merchandise is improving certainly above what we performed and reported in the second quarter. We’re encouraged by that at least. Certainly, that leads us to believe that weather was certainly a primary factor.

Megan O’Hara - BMO Capital Markets - Analyst

Okay. Great. That’s helpful. And then if you could maybe provide more details on the recent acquisition, maybe some more information on the size of the stores and who they are supplied by and the multiples on the transactions.

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

We do have some constraints by the asset purchase agreements there. We haven’t closed on those yet, so I can’t give you a lot of detail on that. I’ll give as much color as I can, given those constraints. But certainly, the acquisition activity certainly is accelerated. We have been fortunate to have a few small acquisitions come under our belt.

One was a three-store chain down in Kansas. Another one was a nine-store chain down in Missouri, and then recently a four-store chain here in the state of Iowa primarily. We also have a few others that we have asset purchase agreements on that we anticipate closing probably more like in the late third to fourth quarter. We’re encouraged by that. Multiples have been coming down for all of those acquisitions, particularly the multiples have been in the 5% to 7% range on a trailing EBITDA basis — five times range on a trailing basis. Most of those have been down in the lower ranges of those.

We’re encouraged by that activity. We’re also in negotiations with several other small chains and doing some financial due diligence on some others as well. We’re certainly cautiously optimistic with respect to acquisition activity. And obviously due to the fragmented nature of the C-store space in our market area, we think there will be opportunities in the future.

Megan O’Hara - BMO Capital Markets - Analyst

Okay. And then, do most of these stores you’re looking at, do they have prepared food offering already built in?

Bill Walljasper - Casey’s General Stores - CFO

No, most of them don’t have prepared food offerings like we would have so certainly we will rebrand those to Casey’s and then quickly as we can infuse our prepared food offerings. They run the gamut as far as their average sales. If you blend them all together, the average revenue would be above our average stores. Certainly, that would typically correlate into above average cash flows, relative to our average stores as well. Some nice assets in very good locations, and we’re very excited about bringing them into the mix.

Megan O’Hara - BMO Capital Markets - Analyst

Okay. Great. And then just one final question. Looking at the full year goals, is there anything you’re seeing or expecting in the back half of the year that will help you achieve goals, specifically for the in-store comps?

Bill Walljasper - Casey’s General Stores - CFO

In-store comp is going to be a little bit more challenging to hit our goals, especially since where we’re at at the mid-year mark. It’s going to be a little more challenging to hit that same-store sales goal. Keep in mind at the end of the day, when we do put our same-store sales goal and margin goals, but gross profit dollars is the driver at the end of the day. We try to manage those in tandem as best we can to achieve the best gross profit dollar contribution.

We would have to have some really strong acceleration in same-store sales for us to hit the goals inside the stores. But we’re encouraged by the margin expansion we have going on in stores. Gross profit dollar is certainly trending above target.

Megan O’Hara - BMO Capital Markets - Analyst

Okay. Great. Thanks.

Operator

And your next question comes from the line of Alex Bisson with Northcoast Research. Please proceed.

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Alex Bisson - Northcoast Research - Analyst

Good morning, everyone.

Bill Walljasper - Casey’s General Stores - CFO

Good morning, Alex.

Alex Bisson - Northcoast Research - Analyst

How are you doing? Couple questions here for you. Bill, you alluded to some cost pressures that — or at least some costs that could arise in the second half of the year. I’m really thinking credit cards, diesel, perhaps in the grain categories as well. Given those increases in cost, what is your ability or what is your need or appetite to get more pricing in your stores?

Bill Walljasper - Casey’s General Stores - CFO

The cost pressures that potentially could be a head wind in the latter half of the year, I think you’re referring to, relates to credit card fees and fuel expense. The fuel expense obviously is for our internal transportation of fleet. And really that’s a reflection, Alex, of increasing retail prices year-over-year. As I mentioned, November of last year, with $1.86 with the average retail price of gas, we’re tracking somewhere in that $2.45 range currently.

If you take a look at what we’re going to be comparing against potentially with the average retail price in gasoline going forward, in the third quarter of last year, the average retail price was $1.73. In the fourth quarter last year, the average retail price was $1.87. What we typically see, Alex, when we see a differential of retail price, we do see an increased utilization of credit cards. Even though credit card fees were down in the second quarter, we did see increased utilization of credit cards, especially towards the latter part of the quarter.

That’s something that we’ll have to keep our eye on which will certainly affect operating expenses. That’s a really a difficult one for us to offset there. I’ll circle back in just a little bit. Also fuel expense, that’s a function obviously of higher expense than we have to get our fleet moving. Again, that will be — even though it was down about 38% in year-to-date and 30% in the quarter, we certainly see a deacceleration of benefit in that area as the retail price differentials becomes the head wind.

Now, on the other side of that equation — or that’s a pressure that the entire industry — at least our market area, is going to face. And if — what we have seen happen at least over the last two and a half, almost three years, is that pressure is typically offset in more responsive retail pricing at the pump, which is going to be reflected in the gas margin. That’s one of the reasons that we’re seeing some higher than normal gasoline margins. And that margin environment, as I mentioned, certainly continues to be favorable in November. That’s where I think you’re going to see the offset of those particular pressures.

Now, the other bucket that we’re talking about, there are some ebbs and flows there. But same-store wages, for instance, are only tracking about 3%. That’s the biggest bucket of operating expenses, so we are encouraged by that particular area and where it’s trending. Hopefully, that answers your question.

Alex Bisson - Northcoast Research - Analyst

Do you think you’ll need to or — have the ability to raise in-store prices?

Bill Walljasper - Casey’s General Stores - CFO

It’s certainly not scheduled for us to do that. We do competitive pricing on a monthly basis, so we’re very in tune with the retail price environments of key products in our market area. I would say this, Alex. If we see a movement upward in those key areas, we certainly will make the corresponding adjustments, even though we don’t have anything planned at this point.

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Alex Bisson - Northcoast Research - Analyst

Okay. I think a couple of the acquisitions you’re about to close on have car washes. Any early thoughts around car washes?

Bill Walljasper - Casey’s General Stores - CFO

You are correct. The one — the Green Lantern acquisition down in Kansas, the three-store chain, have car washes. Very heavy revenue car wash operations. We do have numerous car washes. Typically, we pull those into the mix through acquisitions. And certainly that’s an area, Alex, that we are evaluating to see whether or not that would be an opportunity for additional revenue contribution and gross profit contribution as we head forward. Yes, absolutely. We’re evaluating that as we get more and more of those online.

Alex Bisson - Northcoast Research - Analyst

All right. Just one final question, you made it to a pretty nice earnings number this quarter obviously, but you did it with I think a little bit lighter sales than you had hoped and a little bit more margin. Going forward, are you comfortable with a mix that has a little bit lighter in-store sales, but higher margins? Or would you like to see perhaps higher sales and a little bit lower margin?

Bill Walljasper - Casey’s General Stores - CFO

At the end of the day, obviously we’re trying to drive gross profit dollars, but that’s going — the answer is going to be dependent upon what we see with traffic count. Because you can always drive margin by increasing your retail price, but it might be at the expense of unit movement downwards. That’s something we also evaluate in the equation. We will balance that on a location-by-location basis or region-by-region basis. We’re not opposed to raising price if we need to, and as long as we’re going to stay competitive. Certainly you don’t want to push our customers away or give them any reason to shop anywhere else by insulting them on prices that would be out of the market. It will be a balance going forward.

Alex Bisson - Northcoast Research - Analyst

Great. Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Alex.

Operator

Your next question comes from the line of Michael Smith with Kansas City Capital. Please proceed.

Michael Smith - Kansas City Capital - Analyst

Good morning, Bill.

Bill Walljasper - Casey’s General Stores - CFO

Good morning, Mike.

Michael Smith - Kansas City Capital - Analyst

Couple things. I know that Pantry had their call last week and taxes on cigarettes seemed to be impacting them more. Do you have any tax changes in your operating areas that are special?

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - CFO

They are really not on the docket right now. I think that you are referring to the fed federal excise tax with cigarettes. (multiple speakers)

Michael Smith - Kansas City Capital - Analyst

Florida is putting in a dollar tax so —

Bill Walljasper - Casey’s General Stores - CFO

First of all, I’ll talk about the federal excise tax with cigarettes. That really has been a benefit to us and that’s primarily due to the fact that our contribution of stores, and fair trade versus non-fair trade states. I think I mentioned in the conference call, in the first quarter we had about a $5.5 million gross profit margin increase in the cigarette area, primarily due to that particular legislative initiative. The second quarter here, we’ve had about a $4.2 million gross profit benefit in the cigarette area, again, primarily due to the cigarette tax increase back April.

We anticipate that will continue into the third quarter and then we’ll certainly cycle that and it will become less of an effect. Outside of that, there’s really no other tax initiatives in our area that would rise to the level of having material impact.

Michael Smith - Kansas City Capital - Analyst

Second thing I was going to ask, you said the stores that you are acquiring are stores that generate more revenue than yours do. Are they the same size? Are they in the same metropolitan areas? Or where are they?

Bill Walljasper - Casey’s General Stores - CFO

Yes, they are still in the same demographics of our particular — at least, in most of our C-stores. They are smaller communities throughout Kansas, Missouri, and Iowa. Certainly fits right into — very nice fit, almost perfect fit with our business model. The boxes in and of themselves, they will run the gamut a little bit. Some are larger than our average store. Some are a little bit smaller, but if they are smaller, we certainly look to make changes in that box to accommodate our prepared food, whether that’s an interior remodel or exterior remodel. We’re very excited about the opportunity for these stores.

Michael Smith - Kansas City Capital - Analyst

It’s nice the market opened up for you.

Bill Walljasper - Casey’s General Stores - CFO

Yes. Certainly it’s becoming a little bit more active. Like I mentioned, multiples are coming down and certainly the pipeline, at least at this point in the year, is a little more robust than it was a year ago. Again, we’re cautiously optimistic about our long-term opportunities.

Michael Smith - Kansas City Capital - Analyst

Does E-15 pose any opportunities or roadblocks for you guys?

Bill Walljasper - Casey’s General Stores - CFO

I wouldn’t say any roadblocks by any means. Opportunities, E-15, typically if E-15 came forward, it may be in a mandate format. It would be that everybody would have that product. I’m not sure necessarily an opportunity per se. We’re positioned very well to be a leader if that does come to fruition.

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

Michael Smith - Kansas City Capital - Analyst

And lastly, do you have any private label new stuff going on?

Bill Walljasper - Casey’s General Stores - CFO

Not right now. Just except in the prepared food area, obviously we’re always looking to expand that. But in the grocery and general merchandise area, that right now is not an initiative for us. We do have a fair amount of private label in some of the key areas or key products in the grocery and general merchandise category.

But obviously in the prepared food, we always look at rolling out new products. Most recent one we rolled out just about a month or two ago was dessert pizza. It’s in all of our stores now, so we’ll continue to evaluate that product. Certainly looking for ways to expand our coffee and fountain offerings, as we mentioned previously. That’s a private label in a sort because it is proprietary.

Michael Smith - Kansas City Capital - Analyst

Thank you, Bill.

Bill Walljasper - Casey’s General Stores - CFO

You bet, Mike.

Operator

We have no more questions in queue. I would like to turn the call over to Bill Walljasper for closing remarks.

Bill Walljasper - Casey’s General Stores - CFO

Thanks, Eric. As a reminder, same-store results for November will be released December 15. I’d like to take this opportunity to thank all of you for joining us this morning. Thank you and have a nice day.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.

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FINAL TRANSCRIPT

Dec. 08. 2009 / 9:30AM CT, CASY - Q2 2010 Casey’s General Stores Earnings Conference Call

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